EXHIBIT 21.1
Subsidiaries

Subsidiary	Incorporation jurisdiction
BSP Rewards, Inc.	Florida
CG Holdings, Ltd.	Cyprus
DUBLICOM Limited	Cyprus
DubLi Network Limited	British Virgin Islands
Lenox Logistik und Service GmbH	Germany
Lenox Resources, LLC	Delaware
DubLi Logistics LLC	Delaware
DubLi Properties, LLC	Delaware